GLOBAL MED TECHNOLOGIES® DELIVERS RECORD FIRST
 QUARTER 2008 REVENUES AND CASH BALANCES

Revenues Rose Over 23.5%, Operating Income Rose Over 111%

DENVER, CO – (May 13, 2008) – Global Med Technologies®, Inc. (“Global Med” or the “Company”) (OTCBB: GLOB), an international e-Health, medical information technology company, today reported record revenues and cash balances for the first quarter ended March 31, 2008.

Global Med’s record revenues of $4.593 million for the first quarter of 2008 represent an increase of $874,000 or 23.5% over the $3.719 million recorded for the comparable 2007 period. In addition, the Company’s cash balance increased $637,000 to $7.385 million as of March 31, 2008 from $6.748 million as of December 31, 2007. In the first quarter of 2008, operating income improved to $625,000 from $296,000 during the comparable 2007 period. The Company’s net income for the first quarter of 2008 was $360,000, or $0.01 per basic common share outstanding, versus $287,000, or $0.01 per basic common share outstanding, for the comparable 2007 period.

The first quarter’s results marked the 15th consecutive quarter of comparable quarter-to-quarter revenue growth for the Company.

Global Med’s cash flows from operations for the first quarter of 2007 were $867,000, up nearly 72% from $504,000 recorded for the comparable 2007 period.

Recurring annual maintenance revenues for the quarter were running at an annualized rate of over $7.6 million. Based on backlog as of March 31, 2008, the Company’s annual recurring revenues, when all contracted customer sites are implemented, will be approximately $9.4 million. The Company’s backlog of unrecognized software license fees and implementation fees was approximately $5.8 million.

2008 Business Developments and Announcements:

  The Company announced its planned acquisition of Inlog, SA, a French medical software company and its German subsidiary, for up to $11.5 million in consideration.*
  Owner’s equity increased to over $3.4 million.
  Customer site base reached 708 total sites: 505 live sites and 203 backlog sites.
  Global Med presented at the LD MICRO and Roth Capital investor conferences.

  Global Med’s proprietary transfusion software, SafeTrace Tx® , was issued a patent by the United States Patent and Trademark Office. Its Remote Crossmatch capability facilitates Just-In-Time Inventory Management.
  The Company received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for ElDorado Donor™ .

Michael I. Ruxin, M.D., Chairman and CEO of Global Med Technologies, Inc., commenting on the quarterly results, stated, “The Company’s record revenues and cash balances provide Global Med with substantial momentum going into the second quarter. For our first quarter, we added nearly $700,000 to our backlog of recurring revenues from maintenance. Our goal is to have continued organic double-digit revenue growth for 2008 and annually thereafter. Our planned acquisition of Inlog, SA*, a French medical software company, and its German subsidiary, would be a transforming event for the Company. The planned acquisition would expand the Company’s global reach to over 1,400 sites in 20 countries, and also help to hasten the Company’s entrance into the European market.”

Thomas F. Marcinek, the Company’s President and COO, stated, “Global Med continues to execute on its business plan. The Company had record sales levels during the quarter and signed a strategic alliance with Cerner Corporation (“Cerner”). Cerner will market the Company’s products in conjunction with Cerner's universally known Millennium Suite laboratory information system (LIS).” Mr. Marcinek continued, “The Company’s revenues are at record levels, our recurring revenues continue to grow, and we now have new FDA 510(k) cleared products. We believe the introduction of our new products will help to fuel continued revenue growth, which is critical to meet our business goal to become the world leader in our market segment.”

The following table provides information related to the Company's operations for the three months ended March 31, 2008 and 2007:

GLOBAL MED TECHNOLOGIES, INC. (OTC Bulletin Board: GLOB.OB)
Selected Results
Three Months Ended March 31,
In (000s) Except Per Share Information
(Unaudited)

	2008	2007
Revenues	$4,593	$3,719
Cost of revenues	1,558	1,139
Operating expenses	2,410	2,284
Income from operations	625	296
Other income, (expenses)
and (taxes)	(265)	(9)
Net income	$360	$287
Income per share
Basic	$0.01	$0.01
Diluted	$0.01	$0.01
Weighted average shares
outstanding
Basic	26,935	23,212
Diluted	44,915	38,561
Cash flows provided by
operations	$867	$504

About Global Med Technologies, Inc.

Global Med Technologies®, Inc. is an international e-Health medical information technology company providing information management software products and services to the healthcare industry. Its Wyndgate Technologies® division is a leading supplier of information management systems to U.S. and international blood centers and hospital transfusion centers. Each year, Wyndgate’s products and services manage more than eight million blood components, representing over 27% of the U.S. blood supply. Wyndgate’s products are also being used in Canada, Africa, and the Caribbean. Wyndgate’s software provides Vein-to-Vein® tracking from donor collection to patient transfusion through its Donor Doc™ interactive donor health history questionnaire, ElDorado Donor™ and SafeTrace® donor management systems, to its SafeTrace Tx® advanced transfusion management system. Global Med's PeopleMed®, Inc. subsidiary provides custom software validation, consulting and compliance solutions to hospitals and blood centers. PeopleMed's in-depth knowledge of Wyndgate's products and the blood banking industry results in cost-effective validation services, which leads to more efficient software implementations and upgrades for our customers.

For more information about Global Med’s products and services, please call 800-WYNDGATE or visit www.globalmedtech.com, www.peoplemed.com and www.wyndgate.com.

*The Inlog, SA planned acquisition is subject to completion of financing, which has not been finalized by the Company.

This news release may include statements that constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expects” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this news release.

Company Contact: Global Med Technologies, Inc. Michael I. Ruxin, M.D. (303) 238-2000 mick@globalmedtech.com	Investor Contact: Paul Holm, President portfoliopr.inc (212) 888-4570 paulh@portfoliopr.biz